Exhibit 5.1

March 20, 2020

Yext, Inc.

1 Madison Avenue

5th Floor

New York, NY 10010

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Yext, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 5,791,519 shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”), of which 4,633,215 shares are reserved for issuance pursuant to the Company’s 2016 Equity Incentive Plan and 1,158,304 shares are reserved for issuance pursuant to the Company’s 2017 Employee Stock Purchase Plan (each of which is referred to herein as a “Plan” and together the “Plans,” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany each Plan, will be validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation